AGREEMENT FOR SALE AND PURCHASE OF REAL ESTATE

between

CLYDE WESP AND MARGARET WESP AS TRUSTEES OF THE WESP FAMILY JOINT LIVING TRUST UTD NOVEMBER 19, 2015, Seller

and

ELITE LABORATORIES, INC., Purchaser

Date: April 08, 2022

DeCotiis, FitzPatrick, Cole & Giblin, LLP
61 South Paramus Road
Suite 250
Paramus, New Jersey 07652
201-928-1100

AGREEMENT FOR SALE AND PURCHASE OF REAL ESTATE

This Agreement is being made this 08 day of April, 2022 (the "**Effective Date**") between **Clyde E. Wesp and Margaret R. Wesp as Trustees of the Wesp Family Joint Living Trust UTD November 19, 2015**, (jointly and severally, "**Seller**") and **Elite Laboratories, Inc.**, a corporation of the state of Delaware, or its assigns, having an address at 165 Ludlow Avenue, New Jersey 07647-2305 ("**Purchaser**").

STATEMENTS OF FACT.

A. Seller is the owner of certain land and premises situated in the Borough of Northvale, County of Bergen and State of New Jersey, consisting of a 35,000 square foot one (1) story industrial building, together with all improvements thereat, located at 135-137 Ludlow Avenue and known on the Northvale tax map as Lot 5 in Block 1102 and as more particularly described on **Exhibit A** annexed hereto and made a part hereof, together with all of Seller's right, title, interest, if any, in and to all fixtures, machinery and appliances which are on the Closing Date (hereinafter defined) attached to or located at or used in connection with the maintenance and operation of the aforesaid land and improvements and any and all easements, rights of way, privileges, strips, development rights and income therefrom, declarations, agreements or instruments affecting or in any way connected to the land and improvements (the "**Property**") together with all of Seller's rights in any contracts affecting the Property.

B. Purchaser is currently the tenant in a written commercial "Triple Net" lease agreement with the Seller (as landlord) in which Purchaser is responsible for payment of the real property taxes (including assessments), insurance (including property, casualty, and liability), and maintenance costs and expenses in connection with the Property. Purchaser expressly acknowledges that it commenced its use and occupancy of the Property at the start of its tenancy on July 01, 2010, and that it has had sole use and occupancy of the Property since January 01, 2014. Since the commencement of the said lease, Purchaser has continuously maintained, and has made material alterations, additions, and modifications to the Property for its own purposes to better accommodate its use. In so doing, Tenant assumed responsibility (at its expense) for obtaining all governmental permits and approvals required to commence its tenancy and renovate the Property. Consequently, Purchaser is in a unique and exclusive position to know the physical conditions of the Property; Purchaser, having been subjected to inspections required by multiple regulatory agencies including the United States Food and Drug Administration ("FDA") and Drug Enforcement Agency ("DEA"), has modified the Property to satisfy compliance requirements set forth by the said regulatory agencies; and Purchaser has been solely responsible at its own cost and expense for compliance with federal and New Jersey state environmental regulations, including the requirements set forth in the Industrial Site Recovery Act, pursuant to Section 21 of the Lease Agreement. Annexed hereto as **Exhibit B** for reference is a copy of the fully executed Lease Agreement dated June 10, 2010 with attached Exhibits A and B; fully executed

Modification of Lease Agreement dated July 29, 2014; Elite Laboratories correspondence dated June 22, 2016 in which it exercised the First Option Period to renew the lease through December 31, 2021; and Elite Laboratories correspondence dated June 29, 2021 in which it exercised the Second Option Period to renew the lease through December 31, 2026.

C. Seller desires to sell all its interest in the Property to Purchaser and Purchaser desires to purchase all of Seller's interest in the Property, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the sums and the mutual covenants and conditions hereinafter set forth, Seller and Purchaser agree as follows:

1. **DEFINITIONS**. The following capitalized terms shall have the meaning ascribed to them for purposes of this Agreement:

1.1. Business Day: Business Day means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States, or any day on which banking institutions in the State of New Jersey are authorized or required by law or other governmental action to close.

1.2. Closing: A meeting of the parties at which title to Seller's interest in the Property shall be conveyed by Seller to Purchaser and the Purchase Price (as hereinafter defined) paid and all closing adjustments made, all as hereinafter provided.

1.3. Closing Date: The day on which Closing shall occur as hereinafter provided in Section 10.2.

1.4. DEP: The New Jersey Department of Environmental Protection.

1.5. Deposit: All payments made by Purchaser the Seller pursuant to Section 3.1 together with all accrued interest thereon.

1.6. Effective Date: The date on which the later of Purchaser or Seller shall have signed this Agreement.

1.7. Escrow Agent: Vested Title Agency, New Jersey.

1.8. Purchase Price: The total consideration to be paid by Purchaser to Seller for the Property as set forth in Article 3.

2. **PURCHASE AND SALE**. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to Purchase from Seller, for the Purchase Price, all of Seller's right, title and interest in the Property upon the terms and conditions hereinafter set forth.

3. **PURCHASE PRICE**. The Purchase Price shall be **FIVE MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($5,100,000.00)** subject to adjustment as hereinafter provided, payable as

follows:

3.1. Upon execution hereof, Purchaser shall pay a deposit in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "**Deposit**") in the form of a bank or cashier's check or wire transfer to be paid to Escrow Agent, to be held pursuant to Section 3.3 hereof;

3.2. At Closing, Purchaser shall pay to Seller the sum of Four Million Nine Hundred Thousand and No/100 Dollars ($4,900,000.00), subject to closing adjustments as set forth herein. The said payment shall be made, at Seller's option, by bank or cashier's check or by wire transfer of immediately available funds to an account designated by Seller; and

3.3. The function of the Escrow Agent is an accommodation to the Parties and no liability shall attach to or against the Escrow Agent for any action taken by it in good faith and believed by it to be authorized by, or within the rights or powers conferred upon it by this Agreement. Seller and Purchaser assume any risk due to the amount of the Deposit being in excess of the amount of federal insurance available to cover a loss from the trust account. The Escrow Agent shall only be liable for its bad faith, negligence, willful misconduct, or willful disregard of the provisions of this Agreement. Such funds may only be released by written authorization of both Purchaser and Seller. In the event of a dispute between Seller and Purchaser as to the Deposit, the Escrow Agent shall be entitled, at its option, to either hold the portion of the Deposit in its possession until a final determination is made or to pay the Deposit into the applicable New Jersey Superior Court seated in Bergen County, and to interplead both Parties (after deducting its reasonable attorney's fees and expenses to commence such action), whereupon the Escrow Agent shall be released from any further liability or obligation to either Party hereto.

4. **ADJUSTMENTS.** All adjustments, including, without limitation, rent, real estate taxes, assessments and water and sewer charges (collectively, "**Adjustments**") if any, shall be adjusted, apportioned and allowed as of the Closing Date in accordance with Article 11 herein below.

5. **MORTGAGE CONTINGENCY.** The purchase is contingent upon Purchaser's ability to obtain a commercial mortgage loan in an amount not to exceed Four Million Two Hundred Thousand and No/100 Dollars ($4,200,000.00). Purchaser agrees to diligently make application for the same after the Effective Date. Receipt of any mortgage commitment must be satisfactory to Purchaser in its sole and absolute discretion. The loan will be at the prevailing rate. In the event this Agreement is terminated as a result of Purchaser's inability to secure financing during the Due Diligence Period, as may be extended upon the mutual agreement of the parties, the Deposit shall be promptly returned to Purchaser and this Agreement shall be null and void, with no further obligation of one party to the other.

6. **ENVIRONMENTAL MATTERS**.

6.1. Seller represents and warrants to Purchaser, for the period of Seller's ownership of

the Property through December 31, 2013 (the "**Control Transfer Date**"), unless otherwise stated, knowing and intending that Purchaser is relying hereon in executing this Agreement, as follows:

6.1.1. That, to Seller's knowledge, Seller has duly complied with, and the Property was, as of the Control Transfer Date, in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, including regulations (hereinafter "**Environmental Laws**") that govern the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous);

6.1.2. That, to Seller's knowledge, Seller has been issued, and will maintain until the Closing Date, all required federal, state and local permits, licenses, certificates and approvals under Environmental Laws;

6.1.3. That, to Seller's knowledge, Seller has received no notice of, and neither knows of nor suspects, any fact or facts which might constitute violations of any Environmental Laws which relate to the use, ownership or occupancy of the Property, and is not in violation of any covenants, conditions, easements, rights of way or restrictions affecting the Property or any rights appurtenant thereto;

6.1.4. That, to Seller's knowledge, there has been no emission, spill, release or discharge into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the Property, of any toxic or hazardous substances or wastes at or from the Property (any of which is hereafter referred to as a "**Hazardous Discharge**"), and, accordingly, the Property was, as of the Control Transfer Date, free of all such toxic or hazardous substances of waste;

6.1.5. That, to Seller's knowledge, Seller has not received any complaint, order, directive, claim, citation or notice by any governmental authority or any other person or entity with respect to any alleged violations of any Environmental Law or the occurrence of any Hazardous Discharge at, about or from the Property or by the reason of any business thereon conducted (any of which is hereafter referred to as an "**Environmental Complaint**"). Seller shall give to Purchaser immediate oral and written notice of any Environmental Complaint that Seller may receive prior to Closing;

6.1.6. That, to Seller's knowledge, there are no underground storage tanks of any kind, active or inactive on the Property; and

6.1.7. That, to Seller's knowledge, as of the Control Transfer Date there had not occurred any reported Hazardous Discharge or Environmental Complaint.

6.2. All representations made by Seller in this Section 6 shall continue to be true, accurate and complete as of the Closing Date. The continuing truth, accuracy and completeness of all such representations shall constitute a condition precedent to the obligation of Purchaser to consummate the transaction contemplated hereby, and upon failure of same, Purchaser may, by written notice to Seller (a) afford Seller an opportunity to cure within a reasonable amount of time, and extend the Due Diligence period accordingly; (b) terminate this Agreement; or (c) proceed to Closing as provided herein. In the event the Seller is unwilling or unable to cure or Purchaser terminates the contract pursuant to this section, the Escrow Agent shall promptly return the Deposit to Purchaser with interest accrued thereon, and thereafter neither Party shall have any further obligation or liability to the other under this Agreement.

6.3. Environmental Assessment.

6.3.1. As a condition precedent to Purchaser's obligation to purchase the Property, Purchaser shall obtain at its sole cost and expense, a Phase I Environmental Audit/Preliminary Assessment ("PA") of the Property which audit shall be completed, and Seller advised of the outcome within the Due Diligence Period (as hereinafter defined). In the event such Phase I Audit/PA reveals any areas of concern, Seller shall allow Purchaser an extension of the Due Diligence Period in order to allow Purchaser to conduct a Phase II Environmental Audit of the Property at Purchaser's sole cost and expense, and Purchaser shall provide Seller with copies of all reports and test results, at no cost to Seller upon completion of such Phase II Audit.

6.3.2. In the event such Phase II Environmental Audit, or assessment, inspection, or investigation pursuant to Section 6.4 below reveals evidence of contamination of any type on the Property or any adjoining property in excess of permitted governmental tolerances, which contamination is not a result of Purchaser's use of the Property as tenant, Purchaser shall immediately notify Seller of such contamination with a written request to remediate. Within ten (10) business days after Seller's receipt of Purchaser's notice and request to remediate, Seller will notify Purchaser if there is any contamination which Seller is not willing to remediate. If after thirty (30) calendar days from Purchaser's notice, Seller is unable to remediate such contamination, Seller shall so notify Purchaser in writing. Within ten (10) business days after receipt of (a) notice that Seller is unwilling to remediate, or (b) notice that Seller is unable to remediate such contamination, Purchaser shall notify Seller in writing its option to (a) terminate this Agreement, whereupon Escrow Agent shall promptly return the Deposit to Purchaser and neither party shall have any further obligation to the other under this Agreement; (b) provide Seller additional time to remediate such contamination in accordance with applicable Environmental laws; or (c) waive its other options pursuant to this section

and proceed to Closing as herein provided.

6.4. Purchaser shall assume Seller's responsibilities pursuant to, and comply with the requirements of the Industrial Site Recovery Act ("**ISRA**"), at the Purchaser's sole cost and expense, to the extent applicable to its business conducted on the Property and the within transaction, in accordance with Section 21 of the lease between the Parties referenced herein. Purchaser shall promptly provide Seller with true, accurate and complete copies of any and all documents, including reports, submissions, notices, orders, directions, findings and correspondence, and other material pertinent to Purchaser's compliance with ISRA as they are issued or received by Purchaser. Purchaser shall use its best efforts to complete all its obligations under ISRA as quickly as possible. Seller shall cooperate with Purchaser to the extent any notification pursuant to ISRA requires Seller's execution/signature, and to the extent such application requires information regarding Seller's or any prior tenant's operations at the Property.

6.5. Each party's performance pursuant to this Article 6 shall constitute a condition precedent to the obligation of the other party to consummate this transaction.

6.6. The warranties, representations and indemnities set forth in this Section 6 shall not survive the Closing and shall merge into the Deed.

7. **<u>Due Diligence Period</u>.**

7.1. Purchaser shall have a forty-five (45) day due diligence period (the "**Due Diligence Period**"), commencing on the Effective Date, in which Purchaser shall have the right to inspect, examine or survey the Property, at Purchaser's sole risk and at Purchaser's sole expense. Purchaser shall not cause or permit any damage to the Property or the imposition of any lien on the Property in conducting its due diligence. Purchaser promptly, at its own expense, shall cause any such lien to be removed, and in the event of any damage, Purchaser shall restore the Property to the general condition existing immediately prior to Purchaser's entry. Under no circumstances shall Purchaser use a licensed site remediation professional ("**LSRP**") in any aspect of its environmental due diligence, unless required to do so by law or pursuant to the terms of this Agreement including those set forth in Section 6.4 above. Upon Purchaser's written request based on good cause, Seller will consent to an extension of not more than fifteen (15) days from the expiration of the initial forty-five (45) days of the Due Diligence Period, which consent shall not be unreasonably withheld, conditioned or delayed.

7.2. Within five (5) days after the Effective Date, Seller will make available to Purchaser (i) all such documents, papers, instruments, files and other information concerning the Property as Purchaser may reasonably request to the extent such information is in Seller's possession or control, and (ii) Seller shall make available to Purchaser its agents, auditors, engineers, attorneys and other designees for inspection and/or copying, at Purchaser's sole expense, copies of all existing architectural and engineering studies, surveys,

geotechnical reports, title insurance policies, zoning and site plan materials, correspondence, environmental audits and reviews, and any and all materials or information relating to the Property which are in or come into Seller's possession or control or otherwise reasonably available to Seller without expense (collectively, the "**Due Diligence Materials**"). All Due Diligence Materials shall remain the property of Seller until the Closing and transfer of title to Purchaser at which time title to such Due Diligence Materials shall transfer to Purchaser. If Purchaser terminates the Agreement at the conclusion of the Due Diligence Period, all Due Diligence Materials provided by Seller shall be destroyed or returned to Seller at Purchaser's sole expense. Notwithstanding the previous sentence, Purchaser shall not destroy any original Due Diligence Materials but shall return the same to Seller at Purchaser's expense.

7.3. If, within the Due Diligence Period, Purchaser determines in its sole and absolute discretion that it desires to terminate this Agreement, Purchaser shall deliver to Seller a written notice terminating this Agreement. Such written notice of Purchaser's right to terminate this Agreement must be received by Seller or Seller's attorney by 5:00 p.m. on May 23, 2022, or such extended date as the parties may agree (the "**Due Diligence Expiration Date"**). If this Agreement is terminated pursuant to this Section, the Deposit shall be promptly returned to Purchaser and thereafter neither Party shall have any further obligation or liability to the other hereunder except as expressly provided herein.

8. DISCLAIMERS AND WAIVERS

8.1. No Reliance on Documents. Neither Seller nor its affiliates makes any representation or warranty as to the truth, accuracy or completeness of any materials, data, reports, leases, agreements or other documents or information relating to the Property or delivered by Seller or its representatives to Purchaser. Purchaser acknowledges and agrees that all materials, reports, data, leases, agreements and other documents and information delivered, provided or made available by or on behalf of Seller to Purchaser are provided to Purchaser as a convenience only and that any reliance on or use of such materials, leases, agreements, documents, data or information by Purchaser shall be at the sole risk of Purchaser. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) Purchaser shall not have any right to rely on any report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (b) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

8.2. DISCLAIMERS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED BY PURCHASER THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES ARE MAKING OR HAVE AT ANY TIME MADE ANY WARRANTIES OR

REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY DOCUMENTS, MATERIALS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY OR ANY ACTIONS OCCURING THEREON. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS". PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING WITHOUT LIMITATION, INFORMATION PACKAGES WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, ITS AFFILIATES, THE MANAGER OF THE PROPERTY OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE PROPERTY, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER, SELLER'S AFFILIATES (INCLUDING WITHOUT LIMITATION SELLER'S MANAGER) AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, TRUSTEES, SHAREHOLDERS, MEMBERS, PARTNERS, EMPLOYEES AND AGENTS AND THEIR SUCCESSORS AND ASSIGNS (COLLECTIVELY, "**SELLER PARTIES**") FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF

ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND EXPENSES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST ANY SELLER PARTY OR PARTIES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF OR LIABILITY UNDER ANY LAW (INCLUDING, WITHOUT LIMITATION, ALL HAZARDOUS SUBSTANCES LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING OR ARISING FROM THE PROPERTY. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS RELEASE SHALL NOT APPLY TO ANY INFORMATION OR STATE OF FACT KNOWN TO THE SELLER PARTIES AND INTENTIONALLY WITHHELD FROM PURCHASER.

8.3 Environmental Release and Indemnity.

8.3.1 PURCHASER, ON BEHALF OF ITSELF AND ITS AFFILIATES, COVENANTS AND AGREES NOT TO SUE SELLER OR ANY SELLER PARTY AND RELEASES SELLER AND EACH SELLER PARTY OF AND FROM AND WAIVES ANY CLAIM OR CAUSE OF ACTION (INCLUDING ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION), THAT PURCHASER OR PURCHASER'S AFFILIATES MAY HAVE AGAINST SELLER OR ANY SELLER PARTY UNDER ANY HAZARDOUS SUBSTANCES LAW (DEFINED BELOW) OR BY VIRTURE OF ANY COMMON LAW RIGHT NOW EXISTING OR CREATED HEREAFTER OR OTHERWISE RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY. PURCHASER SHALL FURTHER INDEMNIFY AGAINST AND HOLD ALL SELLER PARTIES HARMLESS FROM ANY CLAIM FOR LIABILITIES, COSTS, EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) DAMAGES OR INJURIES ARISING OUT OF OR RESULTING FROM CLAIM OR CAUSE OF ACTION (INCLUDING ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION), UNDER ANY HAZARDOUS SUBSTANCES LAW OR OTHERWISE RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CONDITIONS OR HAZARDOUS SUBSTANCES IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY. THE TERMS AND CONDITIONS OF THIS SECTION WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, AND WILL NOT MERGE WITH THE DEED.

8.3.2. As used in this Agreement, "**Hazardous Substances**" shall mean all

petroleum products and all hazardous substances, toxic substances, hazardous wastes, and all substances that because of their concentration or their chemical, active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a potential danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any chemical or substance that is deemed a hazardous substance, hazardous waste or toxic substance under any environmental laws, regulations or ordinances, whether federal, state or local and whether now existing or hereafter enacted or promulgated, as such laws may be amended from time to time, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (commonly known as "**CERCLA**"), the Superfund Amendments and Reauthorization Act (commonly known as "**SARA**"), the Resource Conservation and Recovery Act (commonly known as "**RCRA**"), the Toxic Substance Control Act, the Hazardous Substances Transportation Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, or any other federal, state or local legislation or ordinances (each such law, regulation or ordinance being a "**Hazardous Substances Law**" and collectively, "**Hazardous Substances Laws**").

8.4 Effect and Survival of Disclaimers. Seller and Purchaser agree that the provisions of this Article 8 shall survive Closing or any termination of this Agreement.

9. TITLE

9.1. Promptly after the Effective Date, Purchaser shall obtain a title search at its sole expense and shall forthwith forward a copy of the same to Seller. Title to Seller's interest in the Property shall be good, marketable and insurable at regular rates by a title company selected by Purchaser regularly doing business in New Jersey, without exception or reservation affecting its mortgageability or marketability and subject only to the following: (i) the lien for current taxes not yet due and payable; (ii) restrictions, covenants, easements and rights of way of record, provided that the same are not violated, and would not result in forfeiture or reversion of title upon violation; (iii) such state of facts that an accurate survey would disclose; (iv) standard exceptions set forth in the form of title insurance policy of the title insurance company selected by the Purchaser; and (v) any other matters which would constitute an objection that the Purchaser does not waive pursuant to the following subsections of this Agreement, provided that a title insurance company authorized to do business in New Jersey agrees (either at normal rates to be paid by the Purchaser or at a special rate to be paid by the Seller) that it will insure title free of such Objection or with affirmative insurance against the enforcement of such Objection against the Property.

9.2. Within five (5) business days following Purchaser's receipt of the title search, Purchaser shall notify Seller in writing of any objections to title. To the extent Seller is willing and able, Seller shall use its best efforts to cure, clear or remove (hereinafter collectively referred to as "**remove**") all such objections to title, including without limitation by payment of all liquidated sums which will remove

objections. Within ten (10) business days after Seller's receipt of the title search and objection letter Seller will notify Purchaser if there are any objections to title that Seller is unwilling to remove. If after thirty (30) calendar days from Purchaser's notice, Seller is unable to remove the objections to title, Seller shall so notify Purchaser in writing. Within ten (10) business days after receipt of notice that Seller is unwilling or unable to remove such title objections, Purchaser shall either (a) terminate this Agreement, whereupon Escrow Agent shall promptly return the Deposit to Purchaser and neither party shall have any further obligation to the other; (b) provide Seller additional time to remove the objections to title; or (c) waive, in writing, the aforesaid objections to title and proceed to Closing as herein provided.

9.3. Prior to the Closing Date, Seller shall remove any objections to title that arise or are caused after the date of the title search provided that Seller shall not be obligated to remove any objections to title that are caused solely by Purchaser's actions or failure to act.

9.4. Seller shall have the right to discharge any liens or encumbrances existing at Closing from the sale proceeds. Excluding institutional mortgages (which shall be discharged by credit against the Purchase Price), Seller shall, at or prior to Closing, be required to produce a recordable discharge of any objections to title which can be removed by payment of a liquidated sum.

9.5. In the event Seller is unable or unwilling to remove all objections to title prior to Closing and Purchaser determines to terminate this Agreement, then Seller shall reimburse Purchaser for the actual costs of the examination of title to the Property and survey made in connection therewith not to exceed $2,500.

10. **<u>CLOSING</u>**

10.1. The Closing shall be held at 10:00 A.M. on the Closing Date at the office of Purchaser's attorney or such place as may be required by Purchaser's lender.

10.2. The Closing shall take place no later than ten (10) business days after the Due Diligence Expiration Date (the "**Closing Date**"), at the offices of DeCotiis, FitzPatrick, Cole & Giblin, LLP, 61 South Paramus Road, Paramus, New Jersey, or at such place mutually agreed to by the Parties or by escrow through Purchaser's title insurance company.

10.3. At the Closing Seller shall deliver to Purchaser the following:

10.3.1. A Bargain and Sale Deed with Covenants versus Grantor's acts, describing the Property according to the metes and bounds description prepared by Purchaser's surveyor and certified to Seller, in form satisfactory to Purchaser's Title Insurance Company.

10.3.2. A duly executed affidavit of title.

10.3.3. A Bill of Sale transferring all of Seller's right, title and interest in all

personal property of any kind or description included in the sale herein owned by Seller in form reasonably satisfactory to Purchaser.

10.3.4. A Non-Foreign Person Affidavit ("**FIRPTA**") issued in compliance with Section 1445 of the Internal Revenue Code.

10.3.5. A Form 1099.

10.3.6. Originals, or if originals are not in the possession or control of Seller, copies of all site plan and construction documents and land use approvals, permits and licenses, if such copies are in the possession or control of the Seller.

10.3.7. An Assignment of all of Seller's right, title and interest in and its obligations under all land use approvals, licenses and permits, if any, respecting the Property.

10.3.8. All keys, key cards, combinations and codes relating to the operation of the Property.

10.3.9. All other documents and instruments reasonably required or contemplated by this Agreement or as may be requested by Purchaser's title insurance company or lender.

10.4. At Closing, Purchaser shall deliver to Seller the following:

10.4.1. The balance of the Purchase Price pursuant to Article 3.

10.4.2. To the extent the municipality in which the Property is located requires any certificate of occupancy or similar certificate in connection with the conveyance of the Property, it shall be Purchaser's responsibility to obtain same at its sole cost and expense, including the cost for repairs of any item required to obtain same and provide a copy of the same to Seller.

10.4.3. All other documents and instruments reasonably required or contemplated by this Agreement.

10.5. Seller and Purchaser shall execute and exchange counterpart originals of a settlement statement and shall deliver to each other executed resolutions of their respective stockholders, directors, members, managers or trustees approving the transactions contemplated by this Agreement. The Parties shall also execute and deliver to each other any other instruments required to be delivered under any provision of this Agreement.

10.6. Possession is to be given at time of Closing, free of all leases, tenancies and other rights of occupancy.

11. **Adjustments at Closing**.

11.1. The following items shall be apportioned as of 11:59 PM of the day immediately preceding the date of Closing.

11.1.1. Real estate taxes. Pursuant to the current lease terms (see Exhibit B), the real

estate taxes are the responsibility of the Purchaser as tenant. At the time of the Closing, adjustments for real estate taxes will be made to the extent Purchaser has not yet reimbursed Seller for Seller's payment of the real estate taxes.

11.1.2. Water and other charges. Pursuant to the current lease terms (see Exhibit B), utility payments are the responsibility of Purchaser as tenant. As such, utility charges shall not be adjusted at Closing and shall be the sole responsibility of Purchaser.

11.1.3. Property Insurance. Pursuant to the current lease terms (see Exhibit B), the insurance on the premises (including without limitation property, casualty, and liability insurance) is the responsibility of the Purchaser as tenant. At the time of the Closing, adjustments for such insurance will be made to the extent Purchaser has not yet reimbursed Seller for Seller's payment of the said insurance.

11.1.4. All amounts associated with the contracts being assumed by Purchaser, if any.

11.1.5. Rents. All rent collected from Purchaser, shall be apportioned as of 11:59 PM of the day immediately preceding the date of Closing. If Purchaser as tenant is required to pay pass through charges for real estate taxes, operating expenses, common area charges, cost-of-living adjustments or other charges of a similar nature ("**Additional Rent**") and any Additional Rent collected by Purchaser after the Closing are attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller Seller's proportionate share thereof. Any payments of Additional Rent which were made in advance (net of all rent and Additional Rent accrued as of Closing) and are allocable to the period subsequent to Closing shall be paid by Seller to Purchaser at Closing. Purchaser's security deposit shall be credited to Purchaser at the Closing.

11.2. Seller shall pay any applicable transfer and/or recording tax payable by reason of the delivery or recording of the Deed which are imposed upon Seller by law and shall deliver a duly executed Affidavit of Consideration by Seller. The amount of the tax due from Seller shall be deducted from the balance of the Purchase Price due Seller. Purchaser agrees to pay any transfer tax imposed upon Purchaser by law, including but not limited to any "mansion tax", and to complete, deliver, and file all applicable documents in connection with the sale. Seller shall pay any recording fees relating to the discharge of existing encumbrances not caused by Purchaser. All other recording fees due in connection with the transaction contemplated herein shall be paid by the party typically charged with such fee in real estate closings in New Jersey.

12. **ASSESSMENTS** All assessments (sometimes referred to as "special assessments") shall be the responsibility of Purchaser.

13. **DESTRUCTION OF PROPERTY**

13.1. Subject to the provisions of this Article 13, the risk of loss, damage or destruction to any improvements on the Property by fire or other casualty is assumed by Seller until the Closing, except for any such loss, damage, or destruction caused by Purchaser. If any fire or other casualty not caused by Purchaser occurs after

the date hereof which results in damage to any improvements on the Property which is reasonably estimated to cost less than ten percent (10%) of the Purchase Price to repair, then Seller shall make the repairs, and the Parties shall proceed to Closing with no adjustment of the Purchase Price, and the Closing shall be adjourned for a reasonable time for Seller to make the repairs. In the event the reasonably estimated cost of repairs equals or exceeds ten percent (10%) of the Purchase Price or, in the event the required repairs are estimated to take more than 120 days, as mutually determined by the parties, then Purchaser may terminate this Agreement. Seller shall notify Purchaser in writing, within ten (10) business days of such loss, of Seller's determination of the repair cost and time. Purchaser shall have the right to terminate upon written notice to Seller within five (5) business days after the determination of the repair cost or time is provided. Upon termination, the Deposit shall be refunded to Purchaser and neither Party shall have any further rights or liabilities hereunder. In the event Purchaser elects not to terminate the Contract, the Parties shall proceed to closing with no adjustment to the Purchase Price. In lieu of repairs, Seller shall assign to Purchaser all of Seller's right, title and interest in and to all insurance proceeds available to Seller for such casualty loss and shall provide Purchaser a closing credit in the amount of any deductible for such insurance policies payable by Seller.

14. **CONDEMNATION**.

14.1. Seller represents to Purchaser that it:

14.1.1. has no knowledge of any action or proceeding pending or instituted in eminent domain for condemnation of the Property or any part thereof;

14.1.2. has not engaged in any negotiations with any entity possessing the power of condemnation with regard to acquisition of the Property or any part thereof; and

14.1.3. shall give immediate notice to Purchaser of any such action, proceeding or negotiation.

14.2. If between the Effective Date and the Closing Date, any entity possessing the power of eminent domain shall make an offer in writing to Seller in connection with the Property or any part thereof pursuant to the provisions of N.J.S.A. 20:3-6 or files a complaint in condemnation (either of which events is hereinafter referred to as a "**Taking**"), Seller shall promptly advise Purchaser in writing of such Taking ("**Taking Notice**"). If in Purchaser's reasonable opinion such Taking will unreasonably interfere with Purchaser's use and occupancy of the Property as contemplated by Purchaser in entering into this Agreement, within fourteen (14) calendar days of receipt of the Taking Notice, Purchaser shall send Seller written notice either (i) terminating this Agreement, whereupon Escrow Agent shall promptly return the Deposit to Purchaser and neither party shall have any further obligation to the other, or (ii) waiving such right of termination (solely as to the Taking Notice received) and continue this Agreement in full force and effect.

14.3. In the event Purchaser waives its right to terminate this Agreement and this sale proceeds to Closing, this Agreement shall constitute an assignment by Seller to Purchaser of (i) all

condemnation proceeds, and a direction by Seller to the condemning authority to pay such proceeds directly to Purchaser, (ii) the sole and exclusive ability to negotiate, compromise and approve any award or settlement, should Purchaser elect to proceed to Closing hereunder, and if so, Purchaser shall pay the full Purchase Price to Seller as provided herein at the Closing.

14.4. In the event Purchaser terminates this Agreement as a result of such taking, Purchaser's rights under the existing lease between the parties shall control.

15. **SELLER'S REPRESENTATIONS.** Seller warrants and represents to the best of Seller's knowledge, as follows, which warranties and representations shall be true and correct as of the date of Closing:

15.1. Sellers are trustees of a family joint living trust duly organized and validly existing under the laws of the State of Florida. Clyde E. Wesp and Margaret R. Wesp each has all requisite power and authority, jointly and severally, to execute and deliver this Agreement and any documents required to consummate the transactions contemplated by this Agreement, and to perform its obligations hereunder and thereunder and to effect the transactions contemplated hereby and thereby. All requisite action has been taken to authorize and approve the execution, delivery and performance by Seller of this Agreement.

15.2. Seller owns good and marketable title to the Property free and clear of all claims and encumbrances of any kind, except for the Permitted Exceptions.

15.3. Seller is not a "foreign person" as such term is currently defined under Section 1445(f)(3) of the Internal Revenue Code.

15.4. There is no litigation or proceeding pending against or relating to the Property or which in any way affects the transactions contemplated hereby, nor does Seller know or have reasonable grounds to know of any basis for such action or proceeding.

15.5. As of the Effective Date, there are no condemnation actions pending, or to Seller's knowledge, threatened with respect to the Property.

15.6. Seller has not granted any right, nor made any offer, to any third party to purchase the Property, which right or offer remains outstanding.

15.7. Purchaser is currently the sole tenant of the Property.

15.8. Except as set forth on Schedule 14.8, there are no service or other contracts affecting the Property which will not be terminated by Seller prior to closing.

15.9. Seller has not received any notice that the Property is in violation of any state or local statute, ordinance, rules or regulations, including any violation of environmental laws, that have not been complied with. Seller shall promptly provide Purchaser with copies of any violation notices received by Seller following the Effective Date and remedy all such violations prior to closing only to the extent that any such violation is not or was not caused by Purchaser.

15.10. There is no existing management contract.

15.11. As of the Closing, there will be no leasing commissions due, or with the passage of time, will any leasing commissions become due, with respect to the leasing of any space at the Property.

The representations and warranties made by Seller in this Article 15 are made as of the date of execution and delivery of this Contract and shall be deemed restated and shall be true and accurate on the Closing Date and shall not survive the Closing and shall merge into the Deed.

16. **SELLER COVENANTS.** Seller covenants to:

16.1. From and after the Effective Date not enter into any agreement with any party, either governmental or otherwise, relating to or affecting the Property, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

16.2. Promptly inform Purchaser of any notice actually received by Seller of any change in the status of the Property that affects Purchaser's ability to continue to use the Property as contemplated herein.

16.3. From and after the Effective Date, not encumber or otherwise affect the title to the Property, except that Seller may mortgage the Property to secure loans provided each such lender subordinates its mortgage to this Agreement to the reasonable satisfaction of Purchaser and such mortgage is paid in full from the proceeds to be paid to Seller at Closing.

16.4. Grant to Purchaser, the right for Purchaser and Purchaser's employees, agents, servants, representatives and contractors to enter upon the Property for purposes of making such surveys, engineering studies, environmental tests, general inspections and such other customary and reasonable studies, environmental and tests as Purchaser, or its agents, deems necessary, including, without limitation, the right to take test borings, soil samples and similar studies.

16.5. All covenants of Seller set forth herein shall not survive the Closing and shall merge into the Deed.

17. **CONDITIONS PRECEDENT**. Notwithstanding and in addition to the contingencies set forth elsewhere in this Agreement, the following are conditions precedent to the obligations of Purchaser to close title to and pay the Purchase Price for the Property:

17.1. All representations and warranties of Seller contained herein shall be true, accurate and correct on the Closing Date.

17.2. All the obligations of Seller under this Agreement to be performed on or before the Closing Date shall have been performed by Seller.

18. **BROKERAGE.**

18.1. Each party hereby represents to the other party that it neither dealt with nor negotiated with any real estate broker with reference to this Agreement or the sale of the Property to Purchaser. Each party agrees to indemnify the other and hold the other harmless from and against all damages and expenses, including, but not limited to, reasonable attorneys' fees, that the indemnified party may incur as a result of (i) any breach or alleged breach of the foregoing representation by the indemnifying party or (ii) any claim of any broker or finder who claims to have introduced the indemnifying party to this transaction. The parties agree that the representations and indemnification provisions of this Article 18 shall survive Closing or termination of this Agreement.

19. **DEFAULT**. In the event of a default of any of the terms of this Agreement, the non-defaulting party shall retain all rights available at law and equity.

20. Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation, warranty, and covenant made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

21. **NOTICE**.

21.1. Any notice required to be given hereunder shall be given in writing and may be served either in person, by UPS or similar overnight courier, or by depositing such notice in the United States mail, by registered or certified mail, return receipt requested with postage prepaid, properly addressed and directed to the party to receive the same at the following address or at such other address as may hereafter substituted by notice in writing thereof. Notice shall be deemed given the business day after given to an overnight courier, three business days after posted if mailed, or on the date of personal delivery.

To Purchaser:	Elite Laboratories, Inc. 165 Ludlow Avenue Northvale, New Jersey 07647-2305
With a copy to:	DeCotiis, FitzPatrick, Cole & Giblin, LLP 61 South Paramus Road, Suite 250 Paramus, New Jersey 07652 Attn: R. Scott King, Esq. Phone: 201-928-1100 Email: rking@decotiislaw.com
To Seller:	Clyde E. Wesp and Margaret R. Wesp as Trustees of the Wesp Family Joint Living Trust UTD November 19, 2015

With a copy to: Leyden Law, LLC
369 Fairview Avenue
Westwood, New Jersey 07675
ATTN: Christopher Leyden, Esq.
Phone: 201-664-8300
Email: LeydenLaw@verizon.net

21. **ASSIGNMENT**. This Agreement may be assigned or transferred by Purchaser only with the consent of Seller which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall deliver proof of assignment and acceptance reasonably satisfactory to Seller. No assignment shall release or otherwise relieve Purchaser from any obligations hereunder.

22. **FURTHER ASSURANCES**. Each of the parties hereby agrees to execute, acknowledge, and deliver such other documents or instruments as the other may reasonably require from time to time to carry out the purposes of this Agreement.

23. **BULK SALES COMPLIANCE**. The parties acknowledge that the provisions of the New Jersey Sales and Use Tax Act, N.J.S.A. 54:32B-1 *et seq*. ("**Bulk Sales Act**"), are applicable to the sale of the Property by Seller. Purchaser shall have the right to submit the required Notification of Sale, Transfer or Assignment in Bulk (Form C-9600) ("**Bulk Sale Notice**") and all required attachments with the New Jersey Department of the Treasury, Division of Taxation, Bulk Sales Section ("**Section**") immediately upon execution of this Agreement. Such filing shall be made by overnight delivery to the address specified by the Section for such filing by overnight delivery. Seller shall cooperate with Purchaser in connection with such submission by supplying the following information required for filing of the Bulk Sales Notice:

Name of Seller: The Wesp Joint Family Living Trust UTD November 19, 2015

Officer, Partner or Individual Owner of Seller: Clyde E. Wesp and Margaret R. Wesp

Seller's NJ Tax Identification Number: _____[to be supplied upon request]_______

Seller's Home or Office Telephone Number: ________________

Name, Address and Telephone Number of Seller's Attorney or Agent:

Christopher Leyden, Esq., Leyden Law, LLC, 369 Fairview Ave, Westwood, NJ 07675

Date Seller Acquired Business/Property: _______December 12, 2015____________

In the event that the Section requires Purchaser to hold a portion of the Purchase Price in escrow for potential tax liabilities of Seller, Seller shall provide Purchaser's attorney with such funds and authorizes Purchaser to comply with such requirement and Purchaser's attorney shall hold such amount, in escrow, and is authorized to disburse the same in accordance with directions from the Section, and the balance of the escrow, if any, shall be promptly disbursed to Seller. Purchaser shall promptly notify Seller of any instructions received from the Division of Taxation. This paragraph shall survive the Closing and transfer of title.

24. **MISCELLANEOUS PROVISIONS**. The parties further agree as follows:

24.1. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

24.2. This Agreement contains the entire Agreement between the parties, and supersedes any prior or other agreements, understandings or communications, written or oral.

24.3. No modification of this Agreement shall be effective unless and then only to the extent expressed in a mutually executed written Amendment. Any purported modification which is not so expressed in a mutually executed written Amendment shall be void.

24.4. The inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement.

24.5. The captions herein are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement or affect any of the terms or provisions hereof.

24.6. This Agreement shall become effective only upon the execution and delivery hereof by the parties hereto.

24.7. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

24.8. Neither Party shall have any obligation whatsoever to the other Party, and no obligation to deal with the other Party or refrain from dealing with any third party in any manner whatsoever unless and until this Agreement has been executed and delivered by Seller and Purchaser.

24.9. This Agreement was drafted by Purchaser as a matter of convenience and shall not be construed for or against either party on that account.

25. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, and any suits, claims or litigation arising under or pertaining to this Agreement shall be brought in the Superior Court of New Jersey located in Bergen County. Each of the Parties Agreement hereby consents to the personal jurisdiction of such court and hereby waives any right or privilege to contest the same.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE AND EXHIBITS FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

WITNESS/ATTEST:	ELITE LABORATORIES, INC., Purchaser
______________________	By: /s/ Nasrat Hakim
	Name: Nasrat Hakim Title: CEO Date: April 7, 2022
	CLYDE E. WESP AND MARGARET R. WESP AS TRUSTEES OF THE WESP FAMILY JOINT LIVING TRUST UTD NOVEMBER 19, 2015, Seller
______________________	By: /s/ Clyde E. Wesp Name: Clyde E. Wesp, Trustee Date: April 7, 2022
______________________	By: /s/ Margaret R. Wesp Name: Margaret R. Wesp, Trustee Date: April 7, 2022

SCHEDULES & EXHIBITS

EXHIBIT A – LEGAL DESCRIPTION OF PROPERTY

EXHIBIT B – FULLY EXECUTED LEASE AGREEMENT DATED JUNE 10, 2010 WITH ATTACHED EXHIBITS A AND B; FULLY EXECUTED MODIFICATION OF LEASE AGREEMENT DATED JULY 29, 2014; ELITE LABORATORIES CORRESPONDENCE DATED JUNE 22, 2016 IN WHICH IT EXERCISED THE FIRST OPTION PERIOD TO RENEW THE LEASE THROUGH DECEMBER 31, 2021; AND ELITE LABORATORIES CORRESPONDENCE DATED JUNE 29, 2021 IN WHICH IT EXERCISED THE SECOND OPTION PERIOD TO RENEW THE LEASE THROUGH DECEMBER 31, 2026.

SCHEDULE 14.8 – LIST OF CONTRACTS AND AGREEMENTS EFFECTING THE PROPERTY

EXHIBIT A

THE PROPERTY
(METES AND BOUNDS) DESCRIPTION

Schedule A

The Premises is a parcel of land located in the Borough of Northvale, Bergen County, New Jersey.

The Premises are known as lots 1 and 2 in Block 112A as shown on a certain map entitled "Amended Subdivision Plat, Property of Northvale Industrial Park, Borough of Northvale, Bergen County, N.J." which map was filed in the Bergen County Clerk's Office on December 3, 1964 as Filed Map No. 6239.

The Premises begins at a point in the Easterly right of way line of Veterans Drive, 200.01 feet from the intersection formed by extensions of the Easterly right of way line of Veterans Drive and the Northerly right of way line of Ludlow Avenue.

The Premises continues as follows:

1. S 53° 05' 50" E 399.67' to a point, then

2. S 36° 54' 10" W 200.00' to a point in the Northerly right of way line of Ludlow Avenue, then

3. Along the Northerly right of way line of Ludlow Avenue, N 53° 05' 50" W 381.95' to a point, then

4. Along a curve to the right whose radius is 20 feet and whose tangent is 20.25 feet, 31.66 feet to a point in the Easterly right of way line of Veterans Drive, then

5. Along the Easterly right of way line of Veterans Drive, N 37° 37' 40" E 179.76' to the point of beginning.

The above description was prepared in accordance with a survey dated February 9, 1981 entitled "Location Survey of Building on Lots 1 and 2, in Block 112-A, on map entitled 'Amended subdivision Plat Property of Northvale Industrial Park, Borough of Northvale, Bergen County, New Jersey' Filed December 3, 1964 as Map No. 6239," prepared by Frank W. Koestner Associates, Professional Land Engineers and Surveyors.